Exhibit 21.1

STONE ENERGY CORPORATION

SUBSIDIARIES AS OF DECEMBER 31, 2016

Stone Energy Offshore, L.L.C., a Delaware limited liability company

Stone Energy Holding, L.L.C., a Delaware limited liability company